Exhibit 2.7
Amendment to Unit Purchase Agreement
          This Amendment to Unit Purchase Agreement referred to below (this “Agreement”) is entered into as of December 3, 2008 among WebMD Health Corp., a Delaware corporation (the “Buyer”), Subimo, LLC, a Delaware limited liability company (the “Company”), Ann Mond Johnson, as the Seller Representative on behalf of each Seller under the Unit Purchase Agreement referred to below (the “Seller Representative”), and Ann Mond Johnson, individually, and Lane, Berry Holdings, LLC (“LBH”) and Lane, Berry & Co. International, LLC as Sellers’ Broker (“LBI”).
          WHEREAS, the Buyer, the Company, the Principal Unitholders and the other Sellers are parties to the Unit Purchase Agreement dated as of November 2, 2006 (the “Unit Purchase Agreement”; unless otherwise defined herein, capitalized terms are used herein as therein defined);
          WHEREAS, pursuant to the Unit Purchase Agreement, the Buyer has agreed to pay Deferred Consideration to the Sellers and LBH on the Triggering Date, which Deferred Consideration consists of (a) the Subsequent Consideration and (b) the amount by which the Deferred Consideration Payment Date Value is less than the Protection Value (the “Downside Protection Obligation”);
          WHEREAS, pursuant to the Unit Purchase Agreement, (a) the Buyer has elected to pay the Subsequent Consideration in the form of 640,930 Shares (the “Subsequent Shares”) (of which 18,488 represent Shares to be issued to LBH, hereinafter the “LBH Shares”) and (b) the Downside Protection Obligation may be paid by the Buyer in the form of additional Shares and/or in cash, as determined by the Buyer in its sole discretion; and
          WHEREAS, subject to the terms and conditions of this Agreement, the parties have agreed that, in full satisfaction of the Buyer’s obligations to pay the Deferred Consideration (including, without limitation, the Downside Protection Obligation) pursuant to the Unit Purchase Agreement, on or before the original December 15, 2008 Triggering Date, the Buyer shall (i) issue the Subsequent Shares (other than the LBH Shares) to the Seller Representative for and on behalf of each Seller and simultaneously therewith, Buyer shall purchase such Subsequent Shares, (ii) issue the LBH Shares to LBH and simultaneously therewith, the Buyer shall purchase the LBH Shares from LBH; (iii) fulfill its Downside Payment Obligation by making an aggregate payment of $15,600,000 (the “Share Purchase Price”) as described herein.
          NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

          1. Issuance of Subsequent Shares; Purchase and Sale of the Subsequent Shares; Taxes.
          (a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below):
          (i) the Buyer shall issue the Subsequent Shares (other than the LBH Shares) to the Seller Representative for and on behalf of each Seller, and shall issue the LBH Shares to LBH,
          (ii) immediately thereafter, each Seller, acting through the Seller Representative, shall sell in the aggregate all Subsequent Shares (other than the LBH Shares) to the Buyer, and LBH shall sell the LBH Shares to Buyer, and Buyer shall purchase all such Shares from each Seller and LBH at an aggregate amount equal to the Share Purchase Price, payable as provided in Section 1(a)(iii) below;
          (iii) the Buyer shall make payments in an aggregate amount equal to the $15,600,000 Share Purchase Price (the Share Purchase Price less the amount of the Fees referred to below is hereinafter referred to as the “Net Share Purchase Price”) as set forth on Exhibit A hereto for the purchase of the Subsequent Shares from each Seller and LBH and the fulfillment of the Buyer’s Downside Protection Obligation on behalf of each Seller and LBH, it being acknowledged and agreed that notwithstanding anything to the contrary in the Unit Purchase Agreement, the amount of the Deferred Consideration Payment Date Value and the Downside Protection Obligation shall be the amounts set forth on Exhibit A hereto; and
          (iv) the Buyer shall pay by wire transfer the legal fees and expenses of the Seller Representative in the amount identified on Exhibit A hereto (the “Fees”) as directed by Seller Representative in writing on or prior to the Closing.
          (b) At the Closing, the Buyer shall distribute to each Seller and LBH such Seller’s and LBH’s Pro Rata Share of the Net Share Purchase Price as set forth on Exhibit A hereto. If a Seller’s Pro Rata Share of the Net Share Purchase Price is less than $1,000,000, it shall be paid by check, payable to such Seller as such Seller’s name appears on Exhibit A hereto and sent to such Seller at such Seller’s address appearing on Exhibit A hereto via U.S. mail or a courier service. If in any case a Seller’s Pro Rata Share of the Net Share Purchase Price is $1,000,000 or more, such Seller’s Pro Rata Share of the Net Share Purchase Price shall be paid by wire transfer of immediately available funds to the account of such Seller appearing on Exhibit A hereto. LBH’s Pro Rata Share of the Net Share Purchase Price shall be payable as provided in Section 7 below.
          (c) Effective upon fulfillment of the obligations set forth in Sections 1(a) and (b) at the Closing, the provisions of Section 1.2(d) and Section 11 of the Unit Purchase Agreement shall terminate, and all obligations and liabilities of the Buyer to pay Deferred Consideration (including, without limitation, the Downside Protection Obligation) shall be deemed satisfied in full and the Seller Representative, on her own behalf and on behalf of the Sellers, and each of

LBH and LBI on their own behalf, hereby releases and discharges each of the Buyer and the Company from any and all obligations and liabilities to make any additional payments or provide any additional consideration pursuant to the Unit Purchase Agreement, whether in the form of cash, Shares or otherwise (including, without limitation, any and all obligations to pay Subsequent Consideration and the Downside Protection Obligation), and neither the Buyer nor the Company shall have any further obligations or liabilities with respect thereto.
          (d) Without limiting the Unit Purchase Agreement, the Sellers and LBH shall be responsible for, and shall pay in accordance with all applicable Laws, any and all Taxes (including, without limitation, income Taxes and Transfer Taxes) arising out of or resulting from the transactions contemplated hereby, other than Taxes based on the Buyer’s income.
          2. Closing.
          (a) Upon the terms and subject to the conditions of this Agreement, the issuance of the Subsequent Shares pursuant to Section 1(a)(i) and the purchase and sale of the Subsequent Shares pursuant to Section 1(a)(ii) shall take place at a closing (the “Closing”) on the date hereof at the Buyer’s executive offices at 111 8th Avenue, New York, NY 10011.
          (b) At the Closing:
          (i) the Buyer shall deliver to the Seller Representative, on behalf of each Seller, evidence of the issuance of the Subsequent Shares (other than the LBH Shares) and to LBH evidence of the issuance of the LBH Shares;
          (ii) the Seller Representative, on behalf of each Seller, shall deliver to the Buyer (1) a receipt for the Share Purchase Price (other than the portion thereof attributable to the LBH Shares) and (2) a stock power for the Subsequent Shares (other than the LBH Shares), duly executed in blank by the Seller Representative, on behalf of each Seller, in the form attached hereto as Exhibit B, with all required stock Transfer Tax stamps affixed; and
          (iii) LBH shall deliver to the Buyer (1) a receipt for the portion of the Share Purchase Price attributable to the LBI Shares and (2) a stock power for the LBH Shares, duly executed in blank by LBH in the form attached hereto as Exhibit C, with all required stock Transfer Tax stamps affixed; and
     3. Representations by the Sellers; Indemnification.
     (a) Each Seller jointly and severally represents that:
          (i) Ann Mond Johnson has the authority to execute this Agreement as agent and attorney-in-fact pursuant to her appointment as Seller Representative under Section 15.14 the Unit Purchase Agreement, which appointment has not been revoked or terminated through the date hereof; and

          (ii) this Agreement has been duly executed and delivered by the Seller Representative and, assuming the due authorization, execution and delivery by the Buyer and the Company, this Agreement constitutes a legal, valid and binding obligation of the Seller Representative and each Seller, enforceable against the Seller Representative and each Seller in accordance with its terms.
          (b) Each Seller represents solely with respect to itself that upon consummation of the transactions contemplated by Section 1(a) of this Agreement, the Buyer shall have good and valid title to the Subsequent Shares, free and clear of all security interests, pledges, mortgages, liens (including, without limitation, tax liens), charges, encumbrances and adverse claims.
          (c) Each Seller represents jointly and severally and the Seller Representative represents for herself that the Seller Representative has: (1) received and reviewed to the Seller Representative’s satisfaction the Buyer’s publicly available financial statements and such other information as it has requested from the Buyer concerning the financial and other affairs of the Buyer and the purchase and sale of the Subsequent Shares pursuant hereto; and (2) had the opportunity to ask questions of and receive satisfactory answers from the Buyer or its associates or employees concerning the Buyer, its financial condition and the purchase and sale of the Subsequent Shares pursuant hereto.
          (d) Each Seller hereby agrees to indemnify and hold harmless the Buyer and the Company from and with respect to any and all Damages related to or arising directly or indirectly out of any breach of any representation or warranty made by or on behalf of such Seller pursuant to this Section 3.
          4. Representations by the Buyer and the Company. Each of the Buyer and the Company hereby represents and warrants that:
          (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) The execution and delivery of this Agreement by the Buyer, the performance by the Buyer of its obligations hereunder and the purchase of Subsequent Shares by the Buyer as herein set forth have been duly authorized by all requisite action on the part of the Buyer. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by each of the Buyer and the Company and, assuming the due authorization, execution and delivery by the Seller Representative, LBH and LBI, this Agreement constitutes a legal, valid and binding obligation of each of the Buyer and the Company, enforceable against each of the Buyer and the Company in accordance with its terms.

          5. Representations of LBH and LBI.
          (a) This Agreement has been duly executed and delivered by LBH and LBI and, assuming the due authorization, execution and delivery by the Buyer, the Company and the Seller Representative, this Agreement constitutes a legal, valid and binding obligation of each of LBI and LBH, enforceable against each of LBH and LBI in accordance with its terms.
          (b) LBH and LBI each represent that upon consummation of the transactions contemplated by Section 1(a) of this Agreement, the Buyer shall have good and valid title to the LBH Shares, free and clear of all security interests, pledges, mortgages, liens (including, without limitation, tax liens), charges, encumbrances and adverse claims.
          (c) LBH and LBI each represent that each of LBH and LBI has: (1) received and reviewed to their satisfaction the Buyer’s publicly available financial statements and such other information as it has requested from the Buyer concerning the financial and other affairs of the Buyer and the purchase and sale of the LBH Shares pursuant hereto; and (2) had the opportunity to ask questions of and receive satisfactory answers from the Buyer or its associates or employees concerning the Buyer, its financial condition and the purchase and sale of the LBH Shares pursuant hereto.
          (d) LBH and LBI hereby agree to indemnify and hold harmless the Buyer and the Company from and with respect to any and all Damages related to or arising directly or indirectly out of any breach of any representation or warranty made by or on behalf of LBH or LBI pursuant to this Section 5.
          7. LBI Instructions. LBI has previously instructed Buyer to issue the LBH Shares in the name of, and payment for the LBH Shares to, Lane Berry Holdings, LLC, as set forth on Exhibit A hereto.
          8. Miscellaneous
          (a) Amendment or Waiver. This Agreement may not be amended or modified, and no provision hereof may be waived, except in accordance with the procedures for amending the Unit Purchase Agreement set forth in Section 15.3 of the Unit Purchase Agreement. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.
          (b) Notices. All notices, demands and other communications hereunder shall be in writing or by facsimile, and shall be given or made (or deemed given or made) in accordance with Section 15.2 of the Unit Purchase Agreement.
          (c) Amendment of Unit Purchase Agreement; Entire Agreement. This Agreement amends and modifies the Unit Purchase Agreement as set forth herein and, except as expressly amended and modified by this Agreement, the Unit Purchase Agreement remains in full force and effect. This Agreement, together with the Unit Purchase Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.
          (d) Assignment. None of the Seller Representative, any Seller, LBH or LBI may assign this Agreement by operation of law or otherwise without the express written consent of the Buyer.
          (e) No Third Party Beneficiaries; Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, entity or organization any legal or equitable right, benefit or remedy of any nature whatsoever.
          (f) Governing Law. The validity and construction of this Agreement shall be governed by the internal Laws (and not the choice-of-law rules) of the State of Illinois.
          (g) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          (h) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WEBMD HEALTH CORP.

By:	/s/ Douglas W. Wamsley

Name: Douglas W. Wamsley
Title: Executive Vice President

SUBIMO, LLC

By:	/s/ Douglas W. Wamsley

Name: Douglas W. Wamsley
Title: Executive Vice President

SELLER REPRESENTATIVE

/s/ Ann Mond Johnson

ANN MOND JOHNSON, not individually, but as agent and attorney-in-fact for each Seller pursuant to the Unit Purchase Agreement

/s/ Ann Mond Johnson

ANN MOND JOHNSON, individually

LANE BERRY & CO. INTERNATIONAL, LLC

By:	/s/ Christine Albertelli

Name: Christine Albertelli
Title: Chief Financial Officer

LANE BERRY HOLDING, LLC

By:	/s/ Christine Albertelli

Name: Christine Albertelli
Title: Chief Financial Officer